Exhibit 99.1

Pioneer Power Revenue Increases 34% to $8.5 Million from Prior Year Quarter;

Company Reports Earnings Per Share of $0.01

Management Reiterates Guidance of Full Year Revenue of $42 to $45 Million, Full year positive EPS;

Company Maintains $37.2 Million Backlog with Strong Quarterly Revenue Growth

FORT LEE, N.J., May 15, 2023 /PRNewswire/ — Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer”, “Pioneer Power” or the “Company”), a leader in the design, manufacture, service and integration of electrical power systems, distributed energy resources, power generation equipment and mobile electric vehicle (“EV”) charging solutions, today provided a business update and announced financial results for the first quarter ended March 31, 2023.

Financial Highlights for the First Quarter of 2023:

●	First quarter revenue increased approximately 34% to $8.5 million, as compared to $6.4 million for the first quarter of 2022.
●	Pioneer’s total backlog at March 31, 2023 was $37.0 million, up $13.4 million (or 57%) when compared to $23.6 million at March 31, 2022, and essentially flat compared to Pioneer’s ending backlog at December 31, 2022.
●	First quarter gross profit increased significantly to $2.2 million, or a 26.0% gross margin, which is a 1,150 basis point improvement when compared to a gross margin of 14.5%, or gross profit of $923,000, for the first quarter of 2022.
●	First quarter total operating income was $55,000, compared to an operating loss of $823,000 in the first quarter of last year.
●	First quarter net income was $122,000, or $0.01 per basic and diluted share, compared to a net loss of $740,000, or $(0.08) per basic and diluted share, for the same period last year.
●	The Company had cash on hand of $11.6 million at March 31, 2023, up approximately 12% from $10.3 million of cash on hand at December 31, 2022.
●	The Company had $14.3 million of net operating loss carryforwards at March 31, 2023.

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, “Supported by surging demand and an increasingly strong competitive position, Pioneer Power continued its momentum in the first quarter, delivering year-over-year revenue growth of more than $2.1 million, a near doubling of our gross margins and a positive swing of more than $870,000 in net income. Higher gross margins and continued expense management enabled us to deliver GAAP profitability and positive earnings per share on $8.5 million in revenue, further demonstrating that we have reached a key inflection point for our profitability. This performance, which builds upon the strong financial results from the fourth quarter, demonstrates that we are well on our way to achieving our full-year growth targets of 50% or better. Encouragingly, we essentially maintained our backlog at approximately $37.0 million even while delivering 34% top-line growth, supporting our optimism for continued growth.”

“Our distinct products provide competitive and highly differentiated solutions to large and underserved needs,” continued Mr. Mazurek. “We are well aligned with two durable, secular catalysts, distributed generation technology and the rapid electrification of the transportation system- and our solutions give our customers greater resilience, lower emissions, ultimate portability and reduced energy costs. During the first quarter, we provided our e-Boost system to a major northeastern transportation agency, facilitating on-demand charging of electric shuttle busses and other vehicles, providing yet another use-case for e-Boost. These trends, combined with improving commercial execution and increased market awareness, should fuel sustained growth for the foreseeable future. We expect to recognize between $42 and $45 million in total revenue for 2023, representing at least 50% topline growth.”

The foregoing projected outlook constitutes forward-looking information and is intended to provide information about management’s current expectations for the Company’s 2023 fiscal year. Although considered reasonable as of the date hereof, such outlook and the underlying assumptions may prove to be inaccurate. Accordingly, actual results could differ materially from the Company’s expectations as set forth herein. See “Forward-Looking Statements”.

In preparing the above outlook, the Company assumed, among other things, (i) that the Company’s backlog orders will translate into recorded sales, (ii) that the Company will be able to satisfactorily complete and deliver all orders and (iii) the timely payment by customers for all order. This section includes forward-looking statements. See “Forward-Looking Statements”.

First Quarter 2023 Financial Results

Revenue

Total revenue for the three months ended March 31, 2023 was $8.5 million, an increase of approximately 33.7%, as compared to $6.4 million during the first quarter of last year primarily due to an increase in sales of our E-Bloc power systems and automatic transfer switches. Revenue from the T&D Solutions segment increased approximately 54.7%, and revenue from the Critical Power segment increased approximately 4.1% during the first quarter of 2023 as compared to the same period last year.

Gross Profit/Margin

Total gross profit for the first quarter of 2023 was $2.2 million, or a 26.0% gross margin, compared to gross profit of $923,000, or a 14.5% gross margin, for the same period in 2022. The increase in gross profit and margin is primarily due to higher revenue, driving improved manufacturing utilization, and a favorable sales mix of higher margin E-Bloc power systems and automatic transfer switches.

Operating Income (Loss)

For the three months ended March 31, 2023, operating income was $55,000 as compared to an operating loss of $823,000 during the first quarter of 2022. The $878,000 improvement to operating income is primarily due to revenue growth and improved productivity from our manufacturing facility, even as the company continued to invest in its strategic initiatives, e-Boost and E-Bloc.

Net Income (Loss)

The Company’s net income was $122,000, or $0.01 per basic and diluted share, for the three months ended March 31, 2023, as compared to a net loss of $740,000, or $(0.08) per basic and diluted share, during the three months ended March 31, 2022.

Balance Sheet

At March 31, 2023, the Company had $11.6 million of cash on hand and working capital of $14.3 million, compared to $10.3 million of cash on hand and working capital of $14.1 million at December 31, 2022. The Company had no bank debt on the balance sheet at March 31, 2023.

2023 Outlook

Management reiterated expectations of total revenue between $42 and $45 million in fiscal year 2023, or at least 50% over fiscal year 2022. Management also expects to generate positive earnings per share for the full fiscal year 2023.

Earnings Conference Call:

Management will host a conference call today, Monday, May 15, 2023, at 4:30 p.m. Eastern Time to discuss Pioneer’s 2023 first quarter financial results with the investment community.

Anyone interested in participating should call 1-877-300-8521 if calling within the United States or

1-412-317-6026 if calling internationally. When asked, please reference confirmation code 10178731.

A replay will be available until May 22, 2023 which can be accessed by dialing 1-844-512-2921 if calling within the United States or 1-412-317-6671 if calling internationally. Please use passcode 10178731 to access the replay.

The call will also be accompanied live by webcast over the Internet and accessible at https://viavid.webcasts.com/starthere.jsp?ei=1613402&tp_key=2126bcaa44.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. is a leader in the design, manufacture, integration, refurbishment, service and distribution of electric power systems, distributed energy resources, power generation equipment and mobile EV charging solutions for applications in the utility, industrial and commercial markets. To learn more about Pioneer, please visit its website at www.pioneerpowersolutions.com.

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company’s ability to successfully increase its revenue and profit in the future, (ii) general economic conditions and their effect on demand for electrical equipment, (iii) the effects of fluctuations in the Company’s operating results, (iv) the fact that many of the Company’s competitors are better established and have significantly greater resources than the Company, (v) the Company’s dependence on two customers for a large portion of its business, (vi) the potential loss or departure of key personnel, (vii) unanticipated increases in raw material prices or disruptions in supply, (viii) the Company’s ability to realize revenue reported in the Company’s backlog, (ix) future labor disputes, (x) changes in government regulations, (xi) the liquidity and trading volume of the Company’s common stock and (xii) an outbreak of disease, epidemic or pandemic, such as the global coronavirus pandemic, or fear of such an event.

More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual and Quarterly Reports on Form 10-K and Form 10-Q, respectively. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

Tables Follow

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022 (Revised)
Revenues	$8,507	$6,362
Cost of goods sold	6,294	5,439
Gross profit	2,213	923
Operating expenses
Selling, general and administrative	2,158	1,746
Total operating expenses	2,158	1,746
Income (loss) from operations	55	(823)
Interest income	(54)	(101)
Other (income) expense, net	(13)	11
Income (loss) before taxes	122	(733)
Income tax expense	-	7
Net income (loss)	$122	$(740)

Income (loss) per share:
Basic	$0.01	$(0.08)
Diluted	$0.01	$(0.08)

Weighted average common shares outstanding:
Basic	9,769,545	9,640,545
Diluted	9,769,565	9,640,545

PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets

(In thousands, except per share amounts)

	March 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets
Cash	$11,556	$10,296
Accounts receivable, net	7,863	11,139
Inventories	9,589	8,748
Prepaid expenses and other current assets	2,900	2,853
Total current assets	31,908	33,036
Property and equipment, net	1,863	1,800
Operating lease right-of-use assets	1,281	1,450
Financing lease right-of-use assets	655	727
Other assets	150	162
Total assets	$35,857	$37,175

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$6,485	$7,239
Current portion of operating lease liabilities	718	703
Current portion of financing lease liabilities	316	355
Deferred revenue	10,095	10,665
Total current liabilities	17,614	18,962
Operating lease liabilities, non-current portion	612	797
Financing lease liabilities, non-current portion	386	418
Other long-term liabilities	61	65
Total liabilities	18,673	20,242
Stockholders’ equity
Preferred stock, $0.001 par value, 5,000,000 shares authorized; none issued	-	-
Common stock, $0.001 par value, 30,000,000 shares authorized; 9,769,545 and 9,644,545 shares issued and outstanding on March 31, 2023 and December 31, 2022, respectively	10	10
Additional paid-in capital	33,002	32,859
Accumulated other comprehensive income	-	14
Accumulated deficit	(15,828)	(15,950)
Total stockholders’ equity	17,184	16,933
Total liabilities and stockholders’ equity	$35,857	$37,175

PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022 (Revised)
Operating activities
Net income (loss)	$122	$(740)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	130	36
Amortization of right-of-use financing leases	73	51
Amortization of imputed interest	-	(107)
Amortization of right-of-use operating leases	169	163
Change in receivable reserves	13	28
Stock-based compensation	143	57
Other	(14)	-
Changes in current operating assets and liabilities:
Accounts receivable	3,275	(1,743)
Inventories	(841)	(2,527)
Prepaid expenses and other assets	(57)	(478)
Income taxes	2	19
Accounts payable and accrued liabilities	(750)	2,920
Deferred revenue	(570)	4,569
Operating lease liabilities	(170)	(161)
Net cash provided by operating activities	1,525	2,087

Investing activities
Purchases of property and equipment	(194)	(112)
Net cash used in investing activities	(194)	(112)

Financing activities
Net proceeds from the exercise of options for common stock	-	17
Principal repayments of financing leases	(71)	(48)
Net cash used in financing activities	(71)	(31)

Increase in cash	1,260	1,944
Cash, beginning of period	10,296	11,699
Cash, end of period	$11,556	$13,643

Non-cash investing and financing activities:
Acquisition of right-of-use assets and lease liabilities	-	156

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